Exhibit 10.26
10/5/2017
Michael Colicchio
16 Spring Lake Drive
Far Hills, NJ 07931
Dear Michael,
Congratulations! On behalf of Hayward Industries, Inc., I am pleased to offer you the position of Corporate Controller, reporting directly to Andrew Diamond, Sr. VP of Finance & CFO. Your targeted start date is October 23rd, 2017.
Compensation
Your starting salary will be $9,615.38/bi-weekly ($250,000/year). Pay for performance is the foundation of Hayward’s compensation strategy. Your salary will be reviewed annually on your anniversary date in accordance with Hayward’s salary administration policy. This position is exempt which means that you will not be entitled to overtime pay.
Hayward supports the achievement of Company financial objectives while recognizing superior individual achievement and you will be eligible to participate in Hayward’s Incentive Compensation Plan. Your bonus incentive target is 22%. Provided your start date occurs within the first ten months of the incentive plan year (our incentive plan year runs from Oct 1st to Sept 30th), you will be eligible for a prorated incentive; however, please be aware that incentives are discretionary.
In addition to our standard financial offer, you are offered the opportunity to participate in a Hayward equity incentive program. This opportunity is offered exclusively to key management personnel and requires a personal financial investment by any and all participants. This program is completely voluntary. If you choose to invest in this program you will also be eligible to receive additional equity options under the terms of the program. Further details of this program will be discussed if you choose to accept this employment offer.
Benefits
Beginning your first day of employment, you will be eligible to enroll for coverage in Hayward’s medical, dental and other insured benefit plans.
Additionally, you will accrue three (3) weeks of vacation per year. Your vacation benefit is pro-rated based on your start date. You will also be eligible for 11 holidays per year (10 company-defined plus 1 personal/floating holiday). Our holiday schedule varies by location; please check with your local HR team for the applicable schedule.
Beginning your first day of employment, you may begin making voluntary contributions to the 401(k). Hayward matches 50% of the first 6% deferred and you will be automatically enrolled with a deferral of 3%. Additionally, you will be eligible to receive an employer profit sharing contribution of 4% of your earnings into the 401(k) plan bi-weekly, as of the first of the month, following one year of service. You may make changes to your deferral at any time of the year.
Eligibility for additional Hayward benefits is outlined within the attached New Hire Benefits brochure.

14761348v1

When you accept our offer, you will be employed on an at will basis. This means that either you or Hayward may terminate our relationship at any time for any reason and without cause or advance notice, except as otherwise provided by law.
Hayward reserves the right to modify its employment policies at any time. This letter, along with your application, and an employee covenants agreement, if applicable, contains all of the terms of the offer of employment given to you by Hayward and supersedes any other representations, both written and oral, made to you in connection with your prospective employment. Nothing in this letter shall be construed as a contract of employment or a promise of employment for any particular length of time.
This offer is contingent, in part, on a few provisions:
•The results of a background investigation (conducted with your prior authorization) and reference checks.
•Documentation that you are authorized to work in the United States
•Verification that you are not prohibited from working for Hayward or from accepting this particular position with Hayward by any agreements or contracts you entered into with any individual or entity.
•The results of a drug screen at a Company designated lab, clinic or physician’s office.
We Look Forward To Having You Join Our Team
We have no doubt that you will find a career with Hayward to be full of challenges and rewards.
Please confirm your acceptance of this offer by providing your electronic signature below and returning any other documents that require your signature no later than 10/9/2017. Remember to keep a copy of this letter for your files.
Should you have questions, do not hesitate to contact me at 908-351-5400 x 4280
Best regards,

Reetika Mohanty Talent Management Specialist
By my eSignature below, I accept this offer of employment. Please signify acceptance by entering the information requested in the fields below.
Full Name    Date
Michael Colicchio    10/9/2017
Signature
☒ Michael Colicchio 10/9/2017 8:28AM
(Checking the checkbox above is equivalent to a handwritten signature)

14761348v1